UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2019

TIDEWATER INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-6311	72-0487776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas		77072
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 470-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TDW	New York Stock Exchange
Series A Warrants to purchase shares of common stock	TDW.WS.A	New York Stock Exchange
Series B Warrants to purchase shares of common stock	TDW.WS.B	New York Stock Exchange
Warrants to purchase shares of common stock	TDW.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), and (e)On September 3, 2019, Tidewater Inc. (“Tidewater”) announced that John T. Rynd, President, Chief Executive Officer, and a director of Tidewater, is retiring and resigning from all positions with Tidewater effective immediately (the “Transition Date”).

The board of directors of Tidewater (the “Board”) has appointed Quintin V. Kneen, who currently serves as Executive Vice President and Chief Financial Officer of Tidewater, to succeed Mr. Rynd as President, Chief Executive Officer, and a director of Tidewater, effective as of the Transition Date.

The Board intends to conduct a search for a new chief financial officer to succeed Mr. Kneen, who will continue to serve in that role until a successor is appointed.

Mr. Kneen, age 54, has served as Executive Vice President and Chief Financial Officer of Tidewater since immediately following Tidewater’s November 2018 business combination with GulfMark Offshore, Inc. (“GulfMark”).  From June 2013 until the consummation of the business combination, Mr. Kneen served as President and Chief Executive Officer of GulfMark.  Mr. Kneen first joined GulfMark in June 2008 as Vice President – Finance, was promoted to Senior Vice President – Finance and Administration in December 2008, and served as Executive Vice President and Chief Financial Officer from 2009 until his promotion to President and CEO in 2013.  Prior to joining GulfMark, Mr. Kneen was Vice President – Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco between 2003 and 2008.  Earlier in his career, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP.  He holds a Master of Business Administration from Rice University and a Bachelor of Business Administration in Accounting from Texas A&M University, and is a Certified Public Accountant and a Chartered Financial Analyst.

In connection with this appointment, the compensation committee of the Board has approved the following adjustments to Mr. Kneen’s compensation arrangements, each effective as of the Transition Date:  (1) an increase in annual base salary to $500,000, (2) an increase in his target short-term incentive opportunity to 100% of base salary, and (3) an increase in the severance multiple that would apply to him upon certain actual or constructive terminations within a two-year protected period following a change of control (as defined in Tidewater’s standard change of control agreement) to two times annual base salary plus target bonus.  These changes will be memorialized in amendments (the “Amendments”) to Mr. Kneen’s existing employment agreement or change of control agreement, as applicable, each of which has been previously filed with the SEC.  The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, which Tidewater expects to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

With respect to Mr. Rynd, as a result of his departure, he will be entitled to receive certain previously-disclosed payments and benefits due to him upon a termination of employment without cause under his employment agreement dated February 15, 2018, a copy of which has been previously filed with the SEC (the “Rynd Agreement”).  The Rynd Agreement also requires Mr. Rynd to comply with certain restrictive covenants following his termination of employment, including an agreement to not disclose confidential information and, for a two-year period following the Transition Date, non-competition and non-solicitation agreements.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

The following exhibit is furnished with this Form 8-K:

Exhibit Number	Description
99.1	Press Release dated September 3, 2019
EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: September 4, 2019	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

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